Description of Infoblox Fiscal Year 2015 World Wide Sales Compensation Plan

In September 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Infoblox Inc. (the “Company”) approved the Infoblox Fiscal Year 2015 World Wide Sales Compensation Plan (“Commission Plan”). In addition, the Committee also approved target bonus amount for Christopher Andrews, the Company's Executive Vice President, Worldwide Operations of $300,000. Of this target bonus amount, Mr. Andrews is eligible to earn an annual bonus targeted at $60,000 based on achievement of Company business objectives under the Infoblox Fiscal Year 2015 Bonus Plan and the remainder of his targeted bonus amount shall be earned under the Commission Plan.

The Commission Plan is designed to reward sales personnel for attainment of quarterly sales goals that are established by the Committee each quarter. Under the Commission Plan, Mr. Andrews will be eligible to receive up to four quarterly bonuses, each targeted at an amount equal to $60,000, in each case based on attainment of the quarterly total net revenue goals, with no maximum cap on the amount of bonus that could be earned. Actual quarterly awards are payable at amounts equal to the on-target bonus amount for the quarter multiplied by a percentage, which may be less than or more than 100%, that is obtained by dividing the actual amount of revenue for the quarter by the revenue goal for that quarter. Subject to the foregoing constraint, for the first two months of each quarter, Mr. Andrews will receive monthly advances against the amount payable for that quarter under the Commission Plan based on revenue recognized through the end of the applicable month. Under the Commission Plan, Mr. Andrews is also eligible to receive an additional award for any quarter in which the actual amount of revenue for the quarter exceeded the related goal for the quarter equal to the product of the on-target bonus amount for the quarter multiplied by four times the number of whole and fractional percentage points representing achievement in excess of the goal for that quarter. The Commission Plan does not contain a minimum achievement threshold requirement.